Redfin Second-Quarter 2019 Revenue up 39% Year-over-Year to $197.8 Million

SEATTLE - August 1, 2019 - Redfin Corporation (NASDAQ: RDFN) today announced financial results for the second quarter ended June 30, 2019. All financial measures, unless otherwise noted, are presented on a GAAP basis and include stock-based compensation as well as depreciation and amortization expenses.

Revenue increased 39% year-over-year to $197.8 million during the second quarter. Gross profit was $48.3 million, an increase of 7% from $45.2 million in the second quarter of 2018. Gross margin was 24%, compared to 32% in the second quarter of 2018. Real estate services gross profit was $49.2 million, an increase of 8% from $45.5 million in the second quarter of 2018. Real estate services gross margin was 32%, compared to 35% in the second quarter of 2018. Operating expenses were $60.8 million, an increase of 42% from $42.8 million in the second quarter of 2018. Operating expenses were 31% of revenue, up from 30% in the second quarter of 2018.

Net loss was $12.6 million, compared to net income of $3.2 million in the second quarter of 2018. Stock-based compensation was $5.9 million, up from $4.8 million in the second quarter of 2018. Depreciation and amortization was $2.2 million, up from $1.9 million in the second quarter of 2018. Interest income was $1.9 million and interest expense was $2.2 million, up from $0.7 million and zero, respectively, in the second quarter of 2018.

Net loss per share, basic and diluted, was $0.14, compared to net income per share, basic and diluted, of $0.04 in the second quarter of 2018.

“The second quarter is a turning point for our company,” said Redfin CEO Glenn Kelman. “Year-over-year growth in website traffic, brokerage sales, and revenues overall accelerated for the second straight quarter. Our new businesses have built the infrastructure and delivered the results needed for more rapid expansion, with significant margin gains in mortgage and title, and integrated field execution for instant-offers and the brokerage. The years of work we’ve invested in each of these businesses are now positioning us to be the first to deliver a complete solution at a national scale for people moving from one home to the next.”

Highlights

•
Reached market share of 0.94% of U.S. existing home sales by value in the second quarter of 2019, an increase of 0.11 percentage points from the first quarter of 2019, and an increase of 0.11 percentage points from the second quarter of 2018.(1)

•	Continued to drive strong traffic growth, with visitors to our website and mobile application increasing by 27% over the second quarter of 2018.

•	Saved Redfin homebuyers and sellers over $54 million in the second quarter, compared to a 2.5% commission typically charged by traditional agents.

•	Expanded brokerage service to Vancouver, BC and Des Moines, IA. Redfin is now reaching customers across 92 markets and serves 78% of the U.S. population.

•	Rolled out a new Buyer Deal Room on both iOS and Android to help our homebuyers stay up to date on key milestones and to-dos in their home purchase right from our mobile application.

•	Added marketing stats to our sellers’ personalized dashboard to show them all of the ways Redfin is marketing their home to likely buyers through email, social media, and push notifications.

•
Expanded Redfin Mortgage to Florida, Maryland, and Tennessee. Invested in our proprietary efficiency tools and software for our mortgage team to further streamline the preapproval, underwriting, and closing process.

•	Rolled out a new Redfin Mortgage closing disclosure tool that is saving our closing department 50 minutes per loan.

•	Expanded RedfinNow to Denver. As of the end of the second quarter, RedfinNow was also available in Dallas, TX, Los Angeles, San Diego, Inland Empire, and Orange County, CA.

•
Rolled out integrated home-selling consultations to Denver, where a Redfin listing agent now presents the RedfinNow cash offer alongside her presentation of what the home could list for on the open market. This service is also available in Dallas.

•	Developed software that lets people unlock a RedfinNow listing from their smartphone and tour on demand. It is now available in Dallas, San Diego, and the Inland Empire.

•
Launched Redfin Direct in Boston, allowing unrepresented homebuyers to make offers on Redfin listings using a step-by-step online tool, which in turn can help Redfin sellers save money in buyer agent commission fees. During the second quarter, our listings received 52 Direct offers, resulting in 4 closings.

•
Opened a new office in Frisco, TX for our rapidly growing mortgage, RedfinNow, and brokerage teams. It’s also a new engineering hub for Redfin, our first outside of Seattle and San Francisco. These engineers will sit alongside our brokerage, title, and mortgage teams and build technology to deliver a complete home buying and selling solution to our customers.

(1) We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. existing home sales by the mean sale price of these homes, each as reported by the National Association of REALTORS®. We calculate our market share by aggregating the home value of transactions conducted by our lead agents or our partner agents. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales.

Business Outlook
The following forward-looking statements reflect Redfin's expectations as of August 1, 2019, and are subject to substantial uncertainty.

For the third quarter of 2019 we expect:

•
Total revenue between $223 million and $233 million, representing year-over-year growth between 59% and 66% compared to the third quarter of 2018. Properties segment revenue between $67 million and $72 million is included in the guidance provided.

•
Net income between $3.4 million and $6.4 million, compared to net income of $3.5 million in the third quarter of 2018. This guidance includes approximately $6.6 million of expected stock-based compensation and $2.5 million of expected depreciation and amortization.

Conference Call
Redfin will webcast a conference call to discuss the results at 1:30 p.m. Pacific Time today. The webcast will be open to the public at http://investors.redfin.com. The webcast will remain available on the investor relations website for at least three months following the conference call.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including our future operating results, as described under Business Outlook. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report for the year ended December 31, 2018, as supplemented by our Quarterly Report for the quarter ended June 30, 2019, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

About Redfin
Redfin (www.redfin.com) is a technology-powered residential real estate company. Founded by software engineers, we run the country's #1 most-visited brokerage website and offer a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 90 markets throughout the United States and Canada. Our mission is to redefine real estate in the consumer’s favor. In a commission-driven industry, we put the customer first. We do this by pairing our own agents with our own technology to create a service that is faster, better, and costs less. Since our launch in 2006 through 2018, we have helped customers buy or sell more than 170,000 homes worth more than $85 billion.

Redfin-F

Contacts

Investor Relations
Elena Perron, 206-576-8610
ir@redfin.com

Public Relations
Mariam Sughayer, 206-876-1322
press@redfin.com

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except share and per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Service	$157,872	$133,656	$246,641	$210,498
Product	39,908	8,986	61,281	12,038
Total revenue	197,780	142,642	307,922	222,536
Cost of revenue(1)
Service	108,528	88,341	192,923	159,196
Product	40,906	9,088	63,898	12,430
Total cost of revenue	149,434	97,429	256,821	171,626
Gross profit	48,346	45,213	51,101	50,910
Operating expenses
Technology and development(1)	16,063	13,033	31,620	25,796
Marketing(1)	27,050	14,435	60,250	27,770
General and administrative(1)	17,654	15,288	39,102	32,062
Total operating expenses	60,767	42,756	130,972	85,628
Income (loss) from operations	(12,421)	2,457	(79,871)	(34,718)
Interest income	1,913	729	4,229	1,307
Interest expense	(2,153)	—	(4,290)	—
Other income, net	36	21	128	179
Net income (loss)	$(12,625)	$3,207	$(79,804)	$(33,232)
Net income (loss) per share - basic	$(0.14)	$0.04	$(0.88)	$(0.40)
Net income (loss) per share - diluted	$(0.14)	$0.04	$(0.88)	$(0.40)
Weighted average shares - basic	91,216,886	83,164,670	90,915,334	82,590,979
Weighted average shares - diluted	91,216,886	90,743,178	90,915,334	82,590,979

Net income (loss)	$(12,625)	$3,207	$(79,804)	$(33,232)
Other comprehensive income:
Foreign currency translation adjustments	37	—	38	—
Unrealized gain on available-for-sale securities	6	—	6	—
Total comprehensive income (loss)	$(12,582)	$3,207	$(79,760)	$(33,232)

(1) Includes stock-based compensation as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cost of revenue	$1,328	$1,392	$2,793	$2,691
Technology and development	2,685	1,726	5,341	3,200
Marketing	349	157	635	276
General and administrative	1,514	1,503	3,513	2,808
Total	$5,876	$4,778	$12,282	$8,975

Redfin Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts, unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$241,104	$432,608
Restricted cash	18,133	6,446
Short-term investments	35,365	—
Accrued revenue, net	38,686	15,363
Inventory	85,654	22,694
Loans held for sale	30,169	4,913
Prepaid expenses	6,763	11,916
Other current assets	5,860	2,307
Total current assets	461,734	496,247
Long-term investments	34,954	—
Property and equipment, net	35,675	25,187
Right of use assets, net	44,830	—
Goodwill and intangibles, net	11,748	11,992
Other non-current assets	10,627	9,395
Total assets	599,568	542,821
Liabilities and stockholders' equity
Current liabilities
Accounts payable	4,217	2,516
Accrued liabilities	57,423	30,837
Other payables	18,250	6,544
Borrowings under warehouse credit facilities	29,427	4,733
Current operating lease liabilities	8,719	—
Current portion of deferred rent	36	1,588
Total current liabilities	118,072	46,218
Non-current operating lease liabilities	52,634	—
Deferred rent	—	11,079
Convertible senior notes, net	116,617	113,586
Total liabilities	287,323	170,883
Commitments and contingencies
Stockholders’ equity
Common stock—par value $0.001 per share; 500,000,000 shares authorized; 91,777,537 and 90,151,341 shares issued and outstanding, respectively	92	90
Additional paid-in capital	562,894	542,829
Accumulated other comprehensive income	44	—
Accumulated deficit	(250,785)	(170,981)
Total stockholders’ equity	312,245	371,938
Total liabilities and stockholders’ equity	$599,568	$542,821

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities
Net loss	$(79,804)	$(33,232)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,809	3,902
Stock-based compensation	12,282	8,974
Amortization of debt discount and issuance costs	3,031	—
Non-cash lease expense	2,943	—
Other	(100)	—
Change in assets and liabilities
Accrued revenue	(23,323)	(5,568)
Inventory	(62,960)	(11,137)
Prepaid expenses and other assets	1,230	3,682
Accounts payable	1,350	1,934
Accrued liabilities and other payables	26,494	7,481
Operating lease liabilities	(3,301)	—
Deferred rent	(5)	(583)
Origination of loans held for sale	(153,335)	(29,249)
Proceeds from sale of loans originated as held for sale	128,080	27,555
Net cash used in operating activities	(143,609)	(26,241)
Investing activities
Purchases of investments	(70,312)	—
Sales of investments	100	—
Purchases of property and equipment	(9,504)	(4,045)
Net cash used in investing activities	(79,716)	(4,045)
Financing activities
Proceeds from the exercise of stock options	8,965	14,394
Tax payments related to net share settlements on restricted stock units	(1,792)	(227)
Borrowings from warehouse credit facilities	149,900	28,551
Repayments of warehouse credit facilities	(125,206)	(27,076)
Other payables - deposits held in escrow	11,602	13,631
Net cash provided by financing activities	43,469	29,273
Effect of exchange rate changes on cash and cash equivalents	38	—
Net change in cash, cash equivalents, and restricted cash	(179,818)	(1,013)
Cash, cash equivalents, and restricted cash
Beginning of period	439,055	212,658
End of period	$259,237	$211,645

Redfin Corporation and Subsidiaries
Supplemental Financial Information and Business Metrics
(unaudited)

	Three Months Ended
	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Monthly average visitors (in thousands)	36,557	31,107	25,212	29,236	28,777	25,820	21,377	24,518	24,400
Real estate services transactions
Brokerage	15,580	8,435	9,822	12,876	12,971	7,285	8,598	10,527	10,221
Partner	3,357	2,125	2,749	3,333	3,289	2,237	2,739	3,101	2,874
Total	18,937	10,560	12,571	16,209	16,260	9,522	11,337	13,628	13,095
Real estate services revenue per transaction
Brokerage	$9,332	$9,640	$9,569	$9,227	$9,510	$9,628	$9,659	$9,289	$9,301
Partner	2,218	2,153	2,232	2,237	2,281	2,137	2,056	1,960	1,945
Aggregate	8,071	8,134	7,964	7,790	8,048	7,869	7,822	7,621	7,687
Aggregate home value of real estate services transactions (in millions)	$8,986	$4,800	$5,825	$7,653	$7,910	$4,424	$5,350	$6,341	$6,119
U.S. market share by value	0.94%	0.83%	0.81%	0.85%	0.83%	0.73%	0.71%	0.71%	0.64%
Revenue from top-10 Redfin markets as a percentage of real estate services revenue	64%	64%	66%	66%	68%	66%	69%	69%	69%
Average number of lead agents	1,603	1,503	1,419	1,397	1,415	1,327	1,118	1,028	1,010

Redfin Corporation and Subsidiaries
Supplemental Financial Information
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue by segment
Brokerage revenue	$145,399	$123,355	$226,713	$193,498
Partner revenue	7,447	7,503	12,023	12,285
Total real estate services revenue	152,846	130,858	238,736	205,783
Properties revenue	39,908	8,986	61,281	12,038
Other revenue	5,281	2,798	8,329	4,715
Intercompany eliminations	(255)	—	(424)	—
Total revenue	$197,780	$142,642	$307,922	$222,536

Cost of revenue by segment
Real estate services cost of revenue	$103,616	$85,337	$184,399	$153,501
Properties cost of revenue	40,906	9,088	63,898	12,430
Other cost of revenue	5,167	3,004	8,948	5,695
Intercompany eliminations	(255)	—	(424)	—
Total cost of revenue	$149,434	$97,429	$256,821	$171,626

Gross profit by segment
Real estate services gross profit	$49,230	$45,521	54,337	52,282
Properties gross profit	(998)	(102)	(2,617)	(392)
Other gross profit	114	(206)	(619)	(980)
Total gross profit	$48,346	$45,213	$51,101	$50,910